Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

(CASH ONLY)

UNDER THE

CITY NATIONAL CORPORATION

2008 OMNIBUS PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (CASH ONLY) is made as of between CITY NATIONAL CORPORATION, a Delaware corporation (the “Company”), and employee of the Company or a subsidiary of the Company (“Colleague”), with reference to the following:

A.                                    On April 23, 2008 the shareholders of the Company adopted the City National Corporation 2008 Omnibus Plan, as amended from time to time thereafter (the “Plan”), pursuant to which the Compensation, Nominating & Governance Committee of the Board of Directors (the “Committee”) may award selected officers and other Company or Company subsidiary employees restricted shares, restricted units, including restricted stock units payable solely in cash, or other deferred Awards of the Company’s common stock (the “Common Stock”).

B.                                    The Committee has determined to grant to Colleague an award of restricted stock units payable in cash only and dividend equivalent units pursuant to the terms and conditions of this Agreement.

1.                                      Grant of Restricted Stock Unit Award.

(a)                                 Details of Award.  Pursuant to the Plan, the Company hereby grants a Restricted Stock Unit Award (as defined in the Addendum to this Agreement) with the following terms:

(i)                                     Number of Restricted Stock Units to be issued: units awarded (the “Restricted Stock Units”);

(ii)                                  The date of the Award:  (the “Award Date”); and

(iii)                               The consideration, if any, for the Restricted Stock Units:  Colleague’s Employment with the Company.

(b)                                 Restricted Stock Unit Account.  The Restricted Stock Unit Award will be credited to Colleague’s Restricted Stock Unit Account as of the Award Date and upon satisfaction of the conditions of this Agreement.

2.                                      Restricted Stock Units.  Colleague hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:

(a)                                 Forfeiture. In the event of termination of Colleague’s employment with the Company or employing subsidiary for any reason other than (i) death or (ii) Total Disability, or except as otherwise provided in the last sentence of subparagraph (b) of this Paragraph 2, Colleague shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to forfeiture.

(b)                                 Lapse of Forfeiture Restrictions.  All Restricted Stock Units are subject to forfeiture, as provided in subparagraph (a), until the forfeiture restrictions lapse in accordance with the following schedule provided that Colleague has been continuously employed by the Company from the Award Date through the lapse date:

	Percentage of
Time From	Restrictions Which	Total Percentage of
Date of Award	Lapse (Vesting)	Restrictions Lapsed

After 1 year	0%	0%
After 2 years	25%	25%
After 3 years	25%	50%
After 4 years	25%	75%
After 5 years	25%	100%

Notwithstanding the foregoing, the forfeiture restrictions shall lapse as to all of the Restricted Stock Units on the earlier of (i) subject to the discretion of the Committee, the occurrence of a Change in Control Event (as such term is defined in the Plan), or (ii) the date Colleague’s employment with the Company is terminated by reason of death or Total Disability. In the event Colleague’s employment is terminated for any other reason, the Committee or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of forfeiture restrictions as to any or all Restricted Stock Units still subject to such conditions, such lapse to be effective on the date of such approval or Colleague’s termination date, if later.

(c)                                  Restricted Stock Unit Accounts/Dividend Equivalent Unit Accounts.  A Colleague’s Restricted Stock Unit Account and Dividend Equivalent Unit Account shall be memorandum accounts on the books of the Company. The Restricted Stock Units credited to a Restricted Stock Unit Account and Dividend Equivalent Units credited to the Colleague’s Dividend Equivalent Unit Account shall be used solely as a method for the determination of the amount of cash to be eventually distributed to the Colleague in accordance with the Addendum to this Agreement. The Restricted Stock Units and the Dividend Equivalent Units shall not be treated as property or as a trust fund of any kind. The Colleague shall not be entitled to any voting or other stockholder rights with respect to Restricted Stock Units awarded or credited under the Plan. The number of Restricted Stock Units credited (and the amount of cash to which the Colleague is entitled under the Plan) shall be subject to adjustment in accordance with the terms of the Plan.

(d)                                 Dividend Equivalents.  Colleague’s Dividend Equivalent Unit Account shall be credited with Dividend Equivalent Units in an amount equal to the dividend per Share for the applicable dividend payment date (which, in the case of any dividend distributable in property other than Shares, shall be the per Share value of such dividend, as determined by the Company for purposes of income tax reporting) times the number of Restricted Stock Units held by Colleague on the record date for the payment of such dividend.  Dividend Equivalent Units credited to Colleague’s Dividend Equivalent Unit Account shall vest and be paid at the same time as the underlying Restricted Stock Units for which such Dividend Equivalent Units were credited vest and are paid, and may be subject to forfeiture in the same manner as the underlying Restricted Stock Units for which such Dividend Equivalent Units were credited.

(e)                                  Nontransferability.  The Restricted Stock Units and the Dividend Equivalent Units and the rights and interests of the Colleague under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of prior to distribution.

3.                                      Withholding of Tax.  The receipt of cash upon distribution may result in income to you for federal or state tax purposes.  To the extent that you become subject to taxation, you shall deliver to the Company at the time of such receipt such amount of money or shares of unrestricted Common Stock, as the Company may require to meet its withholding obligation under applicable tax laws or regulations.  If you fail to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to you for any tax required to be withheld by reason of such resulting compensation income.  Your delivery of Shares to meet the tax withholding obligation is subject to the Company’s Securities Trading Policy as may be in effect from time to time.  You must have owned any Common Stock you deliver for at least six months.  Any Common Stock you deliver or which is withheld by the Company will be valued on the date of which the amount of tax to be withheld is determined.  Any fractional shares of Common Stock resulting from withholding of taxes will be paid to you in cash.

4.                                      Limitation on Transfer.  Other than upon death or pursuant to a DRO, the Restricted Stock Units and all rights granted under this Agreement are personal to Colleague and cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar processes.

5.                                      Plan and Addendum Incorporated/Availability.  Colleague acknowledges that the Company has made available a copy of the Plan and the Addendum to this Agreement, and agrees that this Award of Restricted Stock Units and Dividend Equivalent Units shall be subject to all of the terms and conditions set forth in the Plan and the Addendum, including future amendments thereto, if any, pursuant to the terms thereof, which Plan and Addendum are incorporated herein by reference as a part of this Agreement. In the event of any conflict between the Plan, the Addendum and this Agreement, the provisions of the Plan will prevail.  Colleague’s rights hereunder are subject to modification or termination in certain events, as provided in the Plan, including without limitation such rules and regulations as may from time to time be adopted or promulgated in accordance with paragraph 1.3 of the Plan.  Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan and the Addendum.

6.                                      Employment Relationship.  For purposes of this Agreement, Colleague shall be considered to be in the employment of the Company as long as Colleague remains a Colleague of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Internal Revenue Code) of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

7.                                      Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units and Dividend Equivalent Units.  All decisions of the Committee (as established pursuant to the Plan) with respect to any questions concerning the application, administration or interpretation of the Plan will be conclusive and binding on the Company and Colleague.

8.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Colleague.

9.                                    Dispute Resolution.  If a dispute arises between Colleague and Company in connection with the Restricted Stock Unit Award, including Dividend Equivalent Units, the dispute will be resolved by binding arbitration with the American Arbitration Association (AAA) in accordance with the AAA’s Commercial Arbitration Rules then in effect.

10.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Colleague has executed this Agreement, all as of the date first above written.

CITY NATIONAL CORPORATION

By:
Christopher J. Carey, Executive Vice
President, Chief Financial Officer

Colleague